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                                                             EXHIBIT 99(a)(9)



                      [PCA INTERNATIONAL, INC. LETTERHEAD]



FOR IMMEDIATE RELEASE
December 20, 1996




             PCA INTERNATIONAL, INC. COMMENCES $2.50 PER SHARE CASH
                    TENDER OFFER FOR AMERICAN STUDIOS, INC.



     Matthews, North Carolina, December 20, 1996 -- PCA International, Inc. (Nasdaq: PCAI) announced today that ASI Acquisition Corp., its wholly owned subsidiary, has commenced a cash tender offer for all outstanding shares of common stock of American Studios, Inc. (Nasdaq: AMST) at $2.50 per share. The offer is being made pursuant to the previously announced merger agreement between PCA and American Studios. The tender offer will be subject to, among other things, the tender of a majority of the shares outstanding on a fully diluted basis and the expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976. PCA previously obtained the agreement of certain members of management and principal shareholders of American Studios owning an aggregate of approximately 57% of the currently outstanding shares to tender their shares into PCA's offer. Included in such amount, such shareholders owning an aggregate of approximately 46% of the currently outstanding shares have granted PCA an option to purchase such shares under certain circumstances. The offer and withdrawal rights are scheduled to expire at 12:00 midnight on January 22, 1997. Needham & Company, Inc. is acting as Dealer Manager and MacKenzie Partners, Inc. is acting as the Information Agent in connection with the offer.





CONTACTS:

Information Agent for the Offer is:            Dealer Manager for the Offer is:
-----------------------------------            --------------------------------

MacKenzie Partners, Inc.                       Needham & Company, Inc.
(800) 322-2885 (toll free)                     (212) 705-0436 (call collect)
(212) 929-5500 (call collect)




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